Exhibit 107

Calculation of Filing Fee Table

Form F-10

(Form Type)

HIVE Blockchain Technologies, Ltd.

(Exact Name of Registrant as Specified in Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class or Title	Fee Calculation	Amount Registered	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Shares
	Other	Warrants
	Other	Subscription Receipts
	Other	Units
	Debt	Debt Securities
	Other	Share Purchase Contracts
	Unallocated (Universal) Shelf	___	457(o)	US $100,000,000 (1)	N/A (1)(2)	US $100,000,000	$0.0000927	US $9,270.00
Fees Previously Paid	Equity	Common Shares
	Other	Warrants
	Other	Subscription Receipts
	Other	Units
	Debt	Debt Securities
	Other	Share Purchase Contracts
	Unallocated (Universal) Shelf	___
	Total Offering Amounts					US $100,000,000		US $9,270.00
	Total Fees Previously Paid							US $0
	Total Fee Offsets							US $0
	Net Fee Due							USS9,270.00

(1) There are being registered under this Registration Statement such indeterminate number of (i) common shares, (ii) preferred shares, (iii) debt securities, (iv) warrants, (v) subscription receipts and/or (vi) units comprised of one or more of the securities listed above in any combination as shall have an aggregate initial offering price not to exceed US$100,000,000, representing the aggregate offering price of such securities included in amended and restated short form shelf prospectus included herein (the "Prospectus") and not previously sold pursuant to the Prospectus. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities registered under this Registration Statement.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended